Exhibit 10.9

June 7, 2019

MYT Holding Co.

c/o Neiman Marcus Group, Inc.

1618 Main Street

Dallas, TX 75201

Attention: Tracy M. Preston

Ladies and Gentlemen:

This letter agreement (the “Letter Agreement”) is made and entered into as of June 7, 2019, by and between MYT Parent Co. (“MYT Parent”) and MYT Holding Co., a subsidiary of MYT Parent (“MYT Holdco”), in connection with, and as an inducement to the parties described in Section 5 (Third Party Beneficiaries) below to enter into the recapitalization of certain of the Company Parties’ (as defined below) outstanding indebtedness and equity interests. MYT Parent and MYT Holdco hereby acknowledge and agree that:

1.                                      MYT Waterfall. If MYT Holdco receives any distributions on account of the equity of the MYT Holdco or proceeds from a MYT Secondary Sale, MYT Holdco shall promptly pay or distribute such proceeds (net of any taxes payable by MYT Holdco) in the following order of priority, in each case, until the redemption in full of the Series A Preferred Stock:

(a)         first, until the earliest to occur of (i) a MYT Deposit Event, (ii) the provision of MYT Alternate Security or (iii) the satisfaction and discharge in full of the Second Lien Notes Obligations, into a segregated account of MYT Parent for the benefit of the trustee and the collateral agent on behalf of the holders of the Second Lien Notes, pledged to secure the Second Lien Notes Obligations (the “MYT Account”), up to an amount equal to $200.0 million; provided, that, upon the earlier to occur of (i) the satisfaction and discharge in full of the Second Lien Notes Obligations and (ii) provision of MYT Alternate Security, any amounts in the MYT Account shall be released and distributed in accordance with clause (b) below, and

(b)         second, to the holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock held by each such holder at a redemption price not to exceed an amount in respect of each share of Series A Preferred Stock equal to (i) $1.00, adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization, combination or similar event with respect to shares of Series A Preferred Stock, plus (ii) all accumulated and unpaid dividends (whether or not declared, and including all such dividends that have compounded) thereon, including Default Returns, through but not including, the date of payment (such amount in respect of each share of Series A Preferred Stock, the “Liquidation Preference” and such amount in the aggregate, the “Aggregate Liquidation Preference”); provided, that, if the amount distributable in respect of any share of Series A Preferred Stock, together with all prior amounts distributed in respect of such share pursuant to this clause (b), equals the Liquidation Preference in respect of such share, MYT Holdco shall redeem, and as a condition to receipt of such amount the holder of such share of Series A Preferred Stock shall surrender, such share of Series A Preferred Stock to MYT Holdco for cancellation, in each case in accordance with the procedures set forth in Article III of the Certificate of Designation of the Series A Preferred Stock.

2.                                      MYT Secondary Sales. If MYT Parent, directly or indirectly, receives any distributions on account of the equity of the MYT Holdco or proceeds from any MYT Secondary Sale, it shall promptly pay or contribute such proceeds to MYT Holdco and, thereafter, MYT Holdco shall distribute such proceeds (net of any taxes payable by MYT Parent) in the relative amounts and priorities set forth in Section 1 (after taking into account any proceeds previously distributed pursuant to Section 1) until the redemption in full of the Series A Preferred Stock. MYT Parent shall not effectuate a MYT Secondary Sale unless the agreement governing such MYT Secondary Sale requires the seller(s) to direct the purchaser(s) to fund the proceeds of such MYT Secondary Sale directly or indirectly (if such proceeds are thereafter distributed or contributed to MYT Holdco, as applicable) to MYT Holdco for distribution in the manner set forth in Section 1.

3.                                      Additional Restriction. MYT Holdco and MYT Parent shall not (and shall not permit their subsidiaries to) take any action that causes, directly or indirectly (including by amendment, modification, recapitalization, reclassification, reincorporation, redomiciling, share exchange, merger, consolidation, liquidation, dissolution or otherwise) the amount that is required to be paid or distributed by MYT Holdco in the manner described in Section 1(a) to exceed $200.0 million.

4.                                      Non-Circumvention. MYT Parent shall have no operations or business other than holding the equity interests of MYT Holdco (including, that MYT Parent shall not incur any indebtedness, liens, or other liabilities, other than liabilities resulting from its ownership of the equity interests of MYT Holdco). Each of MYT Parent shall not, and shall cause MYT Holdco not to, by any voluntary action directly or indirectly through any subsidiary, including amending its governing documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid the observance or performance of any of the terms set forth in this Letter Agreement.  Without limiting the generality of the foregoing, the business of the MYT Group (as defined in the Certificate of Designation of the Series A Preferred Stock) will be conducted, directly or indirectly, through MYT Holdco.

5.                                      Third Party Beneficiaries.  The parties to this Letter Agreement agree that each of the holders of Series A Preferred Stock, for so long as any such holder holds a share of Series A Preferred Stock, is an intended third-party beneficiary of this Letter Agreement.

6.                                      Certain Definitions. As used herein, the following terms shall have the following meanings:

“Common Stock” means any shares of common stock of MYT Holdco, par value $0.001 per share.

“Company Party” mean Neiman Marcus Group, Inc., a Delaware corporation, and each of its subsidiaries that has executed and delivered, or in the future, executes and delivers, counterpart signature pages to the Second Lien Notes Indenture.

“Default Return” means additional dividends of 2% per annum payable in accordance with the Certificate of Designation governing the Series A Preferred Stock upon the occurrence and continuance of a Triggering Event (as defined therein).

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of the date hereof, by and between MYT Parent and Ankura Trust Company.

“Independent Third Party” means a person or entity other than (i) any member of the Company Parties, (ii) any of the Sponsors, (iii) an affiliate of any member of the Company Parties or any of the Sponsors or (iv) another person or entity in which the Company Parties and/or any of the Sponsors and/or their respective affiliates own at least 10% of the outstanding equity interests of such person or entity (measured by voting power, economic value or number).

“Issue Date” means the date the shares of the Series A Preferred Stock are first issued to the holders thereof.

“Issuers” means Neiman Marcus Group LTD LLC, The Neiman Marcus Group LLC, Mariposa Borrower, Inc. and The NMG Subsidiary LLC.

“MYT Alternate Security” shall have the meaning set forth in the Guarantee and Collateral Agreement as amended in accordance with Section 9.

“MYT Deposit Event” shall have the meaning set forth in the Guarantee and Collateral Agreement as amended in accordance with Section 9.

“MYT Entities” means, collectively, (i) Mariposa Luxembourg I S.à r.l. (Luxembourg), (ii) Mariposa Luxembourg II S.à r.l. (Luxembourg), (iii) NMG Germany GmbH, (iv) mytheresa.com GmbH (Germany), (v) mytheresa.com Service GmbH (Germany), (vi) Theresa Warenvertrieb GmbH (Germany), (vii) once formed, MYT Netherlands Parent B.V. (Netherlands) and (viii) the subsidiaries of any of the foregoing described in clauses (i) through (vii).

“MYT Parent” means MYT Parent Co., the direct parent of MYT Holdco.

“MYT Secondary Sale” shall have the meaning set forth in the Second Lien Notes Indenture as amended in accordance with Section 9.

“Second Lien Notes” means the 14.00% Senior Cash Pay/PIK Second Lien Notes due 2024 of the Issuers.

“Second Lien Notes Indenture” means the indenture governing the Second Lien Notes, as the same may be amended, modified or supplemented from time to time.

“Second Lien Notes Obligations” means the indebtedness and related obligations under the Second Lien Notes and the other indebtedness documents related to the Second Lien Notes.

“Series A Preferred Stock” means the 250,000,000 shares of Cumulative Series A Preferred Stock of MYT Holdco, $0.001 par value per share.

“Sponsors” means any of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., the Canada Pension Plan Investment Board and any of their respective affiliates and funds or partnerships managed or advised by any of them or any of their respective affiliates, but not including any operating portfolio company of any of the foregoing.

“Third Lien Notes” means, collectively, (x) the 8.75% Third Lien Senior Secured Notes due 2024 of the Issuer and (y) the 8.00% Third Lien Senior Secured Notes due 2024 of the Issuers.

“Third Lien Notes Indenture” means the indentures governing the Third Lien Notes.

7.                                      Entire Agreement.  This Letter Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof or thereof.

8.                                      Severability.  In case any provision in this Letter Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.

9.                                      Modifications.  No provision contained in this Letter Agreement shall be amended, modified, supplemented or waived without the written consent of each of the parties hereto; provided that so long as any Series A Preferred Stock is outstanding, any amendments, modifications, supplements or waivers that adversely affects the holders of Series A Preferred Stock shall require the consent of the holders that hold a majority of the outstanding shares of Series A Preferred Stock and any amendments, modifications, supplements or waivers that reduce the amounts available for distribution to the holders of Series A Preferred Stock shall require the prior written consent of all holders of Series A Preferred Stock. Notwithstanding the foregoing, (a) any amendment, modification, supplement or waiver of the provisions of the Guarantee and Collateral Agreement (in accordance with the terms thereof) that corresponds to Section 1(a) and the related definitions thereto and (b) any amendment, modification, supplement or waiver of the definitions set forth in the Second Lien Notes Indenture that are used in Sections 1 and 2 of this Letter Agreement shall be automatically deemed effective as to such section or definition herein without additional action by the parties hereto; provided that in each case of the foregoing clauses (a) and (b), (i) in no event shall Section 1(a) or such definitions be amended, modified, supplemented or waived to require the amount to be paid or distributed by MYT Holdco thereunder to exceed $200.0 million or otherwise in a manner materially adverse to the holders of the Series A Preferred Stock and (ii) the holders of Series A Preferred Stock shall be given prompt (and in any event within four business days) notice and copies of any such amendment, modification, supplement or waiver.

10.                               Binding Effect. The rights and obligations of this Letter Agreement shall bind and inure to the benefit of the parties and their respective successors.

11.                               Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of laws of another jurisdiction.

12.                               Counterparts.  This Letter Agreement may be executed in multiple counterparts, each one of which shall be deemed an original and which, taken together, shall constitute one and the same agreement.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed on the date first written above.

MYT PARENT CO.

By:	/s/ Tracy M. Preston
Name: Tracy M. Preston
Title: Vice President and Secretary

MYT HOLDING CO.

By:	/s/ Tracy M. Preston
Name: Tracy M. Preston
Title: Vice President and Secretary

[Signature Page to MYT Parent Letter Agreement]